Exhibit 10.1

Packaging Corporation of America

Amended and Restated 1999 Long-Term Equity Incentive Plan

Executive Officer Restricted Stock Award Agreement

By this agreement, Packaging Corporation of America grants to you the following restricted shares of the Company’s common stock, $.01 par value, subject to the terms and conditions set forth below, in the attached Plan Prospectus, and in the Amended and Restated 1999 Long-Term Equity Incentive Plan, as may from time to time be amended and/or restated, all of which are an integral part of this Agreement. A copy of the Amended and Restated 1999 Long-Term Equity Incentive Plan may be obtained from the Company upon request.

Grant Date: June 24, 2013

Number of Restricted Shares Awarded :

Fair Market Value at Grant:

Restriction expires: June 24, 2017

The shares of restricted stock granted under the Plan will be held in escrow by the Company on the participant’s behalf during any period of restriction and will bear an appropriate legend specifying the applicable restrictions thereon, and, if requested, the participant will be required to execute a blank stock power therefor. During the period of restriction the participant shall have all of the rights of a holder of Common Stock, including but not limited to the rights to receive dividends and to vote, and any stock or other securities received as a distribution with respect to such participant’s restricted stock shall be subject to the same restrictions as then in effect for the restricted stock.

This award is subject to the “Performance-Based Award Pool for Executive Officers” provisions (the “Pool Provisions”) adopted by the Compensation Committee on the date of this award. If the number of shares of restricted stock available to be awarded to you under the Pool Provisions (as certified by the Compensation Committee) is less than the number of restricted shares awarded hereby, then the excess number of shares (i.e. the number by which this award exceeds the number certified by the Compensation Committee) will be forfeited at the time of such certification, and only the number certified by the Compensation Committee will vest at the time the restrictions herein expire.

This award is further subject to the company’s compensation recovery policy in effect from time to time.

Except as otherwise provided by the Board of Directors:

(1)	immediately prior to a Change in Control or at such time as a participant ceases to be a director, officer, or employee of, or to otherwise perform services for, the Company and its Subsidiaries due to death or Disability, during any period of restriction, all restrictions on the shares granted to the participant shall lapse (and, for the avoidance of doubt, if a Change of Control shall occur prior to the time of certification of the number of shares to which you are entitled under the Pool Provisions, then restrictions will lapse as to all shares awarded hereby);

(2)	at such time as a participant ceases to be, or in the event a participant does not become, a director, officer, or employee of, or otherwise perform services for, the Company or its Subsidiaries for any other reason, all shares of restricted stock granted to such participant on which the restrictions have not lapsed shall be immediately forfeited to the Company.

Please indicate your acceptance of this Agreement by signing in the space provided below and returning this page to Halane Young, Executive Director, Total Rewards & HRIS, located in Lake Forest.

Packaging Corporation of America

By:
Accepted and Agreed:
Paul T. Stecko
Executive Chairman

Date